Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES RECORD EARNINGS FOR SECOND QUARTER 2014
PHILADELPHIA, August 6, 2014 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced record results for the second quarter 2014. Adjusted EBITDA for the three months ended June 30, 2014 was $280 million, a $36 million increase compared to the second quarter 2013. Net income attributable to partners for the second quarter 2014 was $156 million ($0.53 per limited partner unit diluted), compared with $143 million ($0.54 per limited partner unit diluted) for the second quarter 2013. Highlights include:

•	Distributable cash flow of $223 million for the second quarter 2014

•	Ninth consecutive quarterly distribution increase of at least 5 percent; twenty-two percent distribution increase to $1.46 (annualized) compared to the second quarter 2013

•	Distribution coverage ratio of 1.65x for the six months ended June 30, 2014

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.2x calculated in accordance with our credit agreement

•	Secured long-term financing on growth projects totaling $1.1 billion

•	Completed a two-for-one split of our common units on June 12, 2014
"The second quarter was an outstanding quarter as we set new records in quarterly EBITDA and DCF,"  said Michael J. Hennigan, president and chief executive officer.  "Our crude oil pipeline segment led the way as our crude expansion projects continue to grow this business and our terminals segment had a record quarter anchored by the strong performance of our products and NGL margin business."
 Speaking on the announced Permian Longview and Louisiana Extension open season Hennigan said, "We continue to remain bullish on the Permian Basin’s growth.  Crude oil production is estimated to increase by approximately 200,000 barrels per day per year according to industry and consultant estimates.  This project would enable us to provide takeaway capacity for approximately 100,000 additional barrels per day out of the basin at Midland and be transported to the Longview area as well as destinations in Louisiana utilizing a combination of our proprietary crude oil system as well as third-party pipelines."
 On the Partnership’s 2014 organic capital program, Hennigan noted, "We now expect our 2014 organic growth to be approximately $2 billion.  This increase from our previous guidance reflects additional non-major projects that we have developed to expand our existing asset platform in addition to capital spend timing updates on our previously announced projects. This growth in capital expenditures is a direct reflection of our goal to grow long-term ratable cash flow with our blue-bar driven projects."
 To fund the 2014 organic growth program, the Partnership has raised over $1.1 billion in long-term financing through June.  Hennigan said, "We ended the second quarter with a Debt-to-Adjusted EBITDA ratio of 3.2x.  We will look to fund our base 2014 organic capital program in a manner that maximizes our distributable cash flow while maintaining our investment grade credit ratings.  We’ve launched our 'At the Market' or ATM equity program and that is performing well, selling over $100 million to date.  Also, we issued $1 billion in Senior Notes at a weighted average interest rate of just under 5 percent."

DETAILS OF SECOND QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended June 30,
	2014	2013	Variance
	(in millions)
Crude Oil Pipelines	$104	$88	$16
Crude Oil Acquisition and Marketing	53	70	(17)
Terminal Facilities	97	70	27
Refined Products Pipelines	26	16	10
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$280	$244	$36
(1) For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.
Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $16 million due primarily to higher throughput volumes largely attributable to expansion projects placed in service in 2013 to support the demand for transportation of West Texas crude oil. Timing of maintenance activities and pipeline integrity costs also contributed to the increase. These positive impacts were partially offset by higher utility and contract service costs.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment decreased $17 million to $53 million. The decrease in Adjusted EBITDA was primarily attributable to lower crude oil margins driven by contracted crude differentials compared to the prior year period. This impact was partially offset by increased crude oil volumes resulting from higher market demand and the expansion of our crude oil trucking fleet.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $27 million due primarily to higher volumes and increased margins from our refined products acquisition and marketing activities and improved contributions from our bulk marine terminals. These improvements were partially offset by volume reductions at our refined products terminals.
Refined Products Pipelines
Adjusted EBITDA for the Refined Products Pipelines segment increased $10 million to $26 million compared to the prior year period. The increase was due primarily to operating results from the Mariner West project, which commenced operations in the fourth quarter 2013, and higher contributions from joint-venture interests. These improvements were partially offset by lower overall pipeline volumes.
FINANCING UPDATE
Net interest expense was $21 million for the three months ended June 30, 2014 compared to $17 million for the prior year period. These amounts included amortization of $4 and $6 million, respectively, on the fair value adjustments recorded on our long-term debt. Excluding these non-cash items, net interest expense increased $2 million compared to the prior year period due primarily to the April 2014 issuance of $300 million of 4.25 percent Senior Notes and $700 million of 5.30 percent Senior Notes due April 2024 and April 2044, respectively, and higher borrowings under our revolving credit facility. These increases were largely offset by higher capitalized interest associated with our expansion capital program.
During the second quarter 2014, we issued 2.2 million common units under our ATM program for net proceeds of $102 million. The program permits us to issue up to $250 million of common units directly to the public, which allows us to raise capital in a timely and efficient manner to finance our growth capital program, while supporting our investment grade credit ratings.
UNIT SPLIT
On June 12, 2014, we completed a two-for-one split of our common units. The unit split resulted in the issuance of one additional common unit for every one common unit owned. All unit and per unit information included in this release is presented on a post-split basis.

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2014	2013
	(in millions)
Expansion capital expenditures	$1,092	$310
Maintenance capital expenditures	31	22
Acquisitions	80	60
Investment in joint venture interests	58	—
Total	$1,261	$392
Our expansion capital spending for the six months ended June 30, 2014 included projects to: invest in the previously announced Mariner and Allegheny Access projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand the service capabilities of our refined products acquisition and marketing business; and upgrade the service capabilities at our bulk marine terminals. We expect total expansion capital spending, excluding major acquisitions and investment in joint venture interests, to be approximately $2 billion in 2014. Maintenance capital spending is expected to be approximately $70 million in 2014. We expect these expenditures to be funded from cash provided by operations, with proceeds from debt and equity offerings and, to the extent necessary, from borrowings under our credit facilities.
INVESTOR CALL
We will host a conference call regarding second quarter results on Thursday, August 7, 2014 at 8:30 am ET (7:30 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-800-835-8067. International callers should dial 1-203-369-3354.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014, and in the Partnership’s subsequent Form 8-K and 10-Q filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended June 30,
	2014	2013	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$4,821	$4,311	$510

Cost of products sold	4,517	4,023	494
Operating expenses	23	25	(2)
Selling, general and administrative expenses	27	34	(7)
Depreciation and amortization expense	74	64	10
Total costs and expenses	4,641	4,146	495
Operating Income	180	165	15
Interest cost and debt expense, net	(37)	(23)	(14)
Capitalized interest	16	6	10
Other income	7	7	—
Income Before Provision for Income Taxes	166	155	11
Provision for income taxes	(8)	(9)	1
Net Income	158	146	12
Less: Net Income attributable to noncontrolling interests	(2)	(3)	1
Net Income Attributable to Partners	$156	$143	$13

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$156	$143	$13
Less: General Partner's interest	(44)	(30)	(14)
Limited Partners' interest in Net Income	$112	$113	$(1)

Net Income per Limited Partner unit: (1)
Basic	$0.54	$0.54

Diluted	$0.53	$0.54

Weighted Average Limited Partners' units outstanding: (1)
Basic	208.4	207.6

Diluted	209.6	208.6

(1)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Six Months Ended June 30,
	2014	2013	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$9,298	$7,823	$1,475

Cost of products sold	8,727	7,247	1,480
Operating expenses	57	51	6
Selling, general and administrative expenses	64	67	(3)
Depreciation and amortization expense	143	128	15
Total costs and expenses	8,991	7,493	1,498
Operating Income	307	330	(23)
Interest cost and debt expense, net	(63)	(47)	(16)
Capitalized interest	26	11	15
Other income	11	9	2
Income Before Provision for Income Taxes	281	303	(22)
Provision for income taxes	(13)	(15)	2
Net Income	268	288	(20)
Less: Net Income attributable to noncontrolling interests	(5)	(5)	—
Net Income Attributable to Partners	$263	$283	$(20)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$263	$283	$(20)
Less: General Partner's interest	(82)	(57)	(25)
Limited Partners' interest in Net Income	$181	$226	$(45)

Net Income per Limited Partner unit: (1)
Basic	$0.87	$1.09

Diluted	$0.86	$1.08

Weighted Average Limited Partners' units outstanding: (1)
Basic	208.2	207.6

Diluted	209.3	208.4

(1)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	June 30, 2014	December 31, 2013
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$116	$39

Advances to affiliated companies (1)	$—	$239

Revolving credit facilities	$285	$235
Senior Notes	2,975	2,150
Unamortized fair value adjustments (2)	112	120
Unamortized bond discount	(4)	(2)
Total Debt	$3,368	$2,503

Sunoco Logistics Partners L.P. equity	$6,362	$6,204
Noncontrolling interests	122	121
Total Equity	$6,484	$6,325

(1)
Represented cash held by an affiliate in connection with the Partnership's participation in a centralized cash management program. In the fourth quarter 2013, the Partnership established separate cash accounts and began to transition to processing its own cash receipts and disbursements. The Partnership has completed the transition and ceased participation in the cash management program.

(2)
In connection with the application of push-down accounting, our senior notes were adjusted to fair value upon the closing of the acquisition of our general partner by Energy Transfer Partners, L.P. on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$138	$122	$269	$217
Crude Oil Acquisition and Marketing	4,432	4,047	8,526	7,306
Terminal Facilities	283	176	570	359
Refined Products Pipelines	40	32	81	62
Intersegment eliminations	(72)	(66)	(148)	(121)
Total sales and other operating revenue	$4,821	$4,311	$9,298	$7,823

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$104	$88	$197	$149
Crude Oil Acquisition and Marketing	53	70	65	182
Terminal Facilities	97	70	183	124
Refined Products Pipelines	26	16	43	25
Total Adjusted EBITDA	$280	$244	$488	$480

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of barrels per day ("bpd"))	2,130	1,890	2,086	1,737
Pipeline revenue per barrel (cents)	71.2	70.8	71.4	69.1

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	854	796	847	773
Gross profit per barrel purchased (cents) (1)	74.8	101.8	48.3	135.6
Average crude oil price (per barrel)	$102.98	$94.23	$100.81	$94.28

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	420	454	416	434
Nederland terminal	1,216	932	1,269	891
Refinery terminals	345	444	286	385

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	551	599	536	560
Pipeline revenue per barrel (cents)	79.4	59.1	83.7	60.8

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Net Income	$158	$146	$268	$288
Interest expense, net	21	17	37	36
Depreciation and amortization expense	74	64	143	128
Provision for income taxes	8	9	13	15
Non-cash compensation expense	3	2	8	6
Unrealized (gains) losses on commodity risk management activities	8	(1)	7	(4)
Amortization of excess joint venture investment	1	1	1	1
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	7	6	11	10
Adjusted EBITDA (1)	280	244	488	480
Interest expense, net	(21)	(17)	(37)	(36)
Provision for income taxes	(8)	(9)	(13)	(15)
Amortization of fair value adjustments on long-term debt	(4)	(6)	(8)	(12)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(10)	(8)	(16)	(11)
Maintenance capital expenditures	(13)	(18)	(31)	(22)
Distributable cash flow attributable to noncontrolling interests	(4)	(5)	(8)	(8)
Contributions attributable to acquisition from affiliate	3	3	6	3
Distributable Cash Flow (1)	$223	$184	$381	$379

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.